EXHIBIT 99.1

News Release

FOR IMMEDIATE RELEASE	For More Information Contact:
April 3, 2012	Susan Knight, Chief Financial Officer
952.937.4000

MTS Names Jeffrey A. Graves CEO

William V. Murray to remain on Board of Directors

Eden Prairie, MN. – April 3, 2012 – MTS Systems Corporation (NASDAQ: MTSC) a leading global supplier of test systems and industrial position sensors, today announced that the Company has named Jeffrey A. Graves chief executive officer and a member of the Board of Directors effective May 7th. Graves succeeds William V. Murray, who has served as interim CEO since August, 2011. Murray will remain on MTS’ Board of Directors following this transition.

The appointment follows the completion of a search process that included internal and external candidates, which the Board of Directors conducted with the assistance of Korn/Ferry International, a leading executive search firm.

“We are thrilled to welcome an executive of Jeff’s caliber to MTS. He brings a unique combination of scientific depth, a proven track record of success in senior management positions at global companies in our sector, and significant experience in government contracting and compliance,” said David J. Anderson, chairman of the Board. “These qualifications make him the ideal person to lead MTS into our next stage of growth.”

Graves joins MTS with 25 years of experience in power systems and standby power storage, electronic components and technologically advanced aircraft components. Over the course of his career, his functional responsibilities have ranged from research and development to design engineering to global operations and business development. For nearly a decade, he has served in CEO positions at public companies. Since 2005, Graves served as President and CEO of C&D Technologies, a manufacturer, marketer and distributor of energy storage systems for the global standby power market. Previously, he served in various senior positions from 2001 to 2005 at Kemet Corporation, a global manufacturer of capacitors, including serving as CEO from 2003 to 2005 and President and COO from 2002 to 2003. Earlier in his career Graves served in various management positions at General Electric and Rockwell International.

Graves currently serves on the Boards of Teleflex Inc., a worldwide provider of medical technology, and Hexcel Corporation, a manufacturer of composite materials for the aerospace and defense industries. He earned a PhD and M.S. in Metallurgical Engineering at the University of Wisconsin and a B.S. in Metallurgical Engineering at Purdue University.

“I am truly excited about the opportunity to lead a Company like MTS, which is known for its extraordinary people, problem-solving capacity and proven ability to help customers deal with emerging trends in energy, the environment and globalization through improved fuel efficiency, precision, productivity, safety and durability,” said Graves. “After an outstanding year in fiscal 2011, the Company has great momentum and bright prospects. I look forward to working closely with the Board and the entire team to continue building on this momentum and driving value for customers and shareholders.”

“I would like to thank Bill Murray for his outstanding contributions over the past seven months as interim CEO,” Anderson concluded. “The Company did not miss a beat under his leadership, delivering record new orders, improved margins and 158 percent growth in income from operations in fiscal 2011. We look forward to continuing to benefit from Bill’s valuable guidance and perspective as an ongoing member of the MTS Board.”

About MTS Systems Corporation

MTS Systems Corporation is a leading global supplier of test systems and industrial position sensors. The Company’s testing hardware and software solutions help customers accelerate and improve their design, development, and manufacturing processes and are used for determining the mechanical behavior of materials, products, and structures. MTS’ high-performance position sensors provide controls for a variety of industrial and vehicular applications. MTS had 2,003 employees and revenue of $467 million for the fiscal year ended October 1, 2011. Additional information on MTS can be found on the worldwide web at http://www.mts.com

This release contains “forward-looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. Words such as “may,” “will,” “should,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions are used to identify these forward-looking statements.

Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are risks related to: the Company’s significant international business; volatility in the global economy; competition; failure to achieve the Company’s growth plans for the expansion of its business; difficulties obtaining the services of skilled employees; failure to protect its intellectual property effectively or infringement upon the intellectual property of others; product liability and commercial litigation; difficulty obtaining materials or components for its products; government regulation; the irregularity and development of sales, delivery and acceptance cycle for the Company’s products; the Company’s customers are in cyclical industries; interest rate fluctuations; the Company may be required to recognize impairment charges for long-lived assets; disruption and costs arising from management transition; an adverse outcome of the ongoing government investigation and proceedings that results in fines, penalties, or an extended suspension or debarment; and increased governmental and regulatory scrutiny or negative publicity resulting from the current investigation. For a more thorough discussion of the risks associated with our business, see the “Risk Factors” section in the Company’s most recent SEC Form 10-K, 10-Q and 8-K filings. Except as required by law, the Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.